PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.      )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Sigma Designs, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Explanatory Note:

Sigma Designs, Inc. (the “Company”) is providing the additional information below in connection with the solicitation of proxies for the election of the Company’s slate of director nominees at the Company’s 2012 annual meeting of shareholders (the “Annual Meeting”).  On June 19, 2012, the Company filed a definitive proxy statement with the SEC with regard to the Annual Meeting.  On July 20, 2012, the Company filed a supplement to its definitive proxy statement, which amended its proposed slate of directors (together with the original definitive proxy statement, the “Proxy Statement”).  The Proxy Statement contains important information concerning the identity and interests of Sigma Designs’ directors, director nominees and certain of its officers and employees that may be deemed, along with Sigma Designs, to be participants in the solicitation of Sigma Designs’ shareholders in connection with the 2012 Annual Meeting.

Copies of Sigma Designs’ Proxy Statement, any other relevant documents and other materials filed with the SEC concerning Sigma Designs, when filed, may be obtained free of charge at www.sec.gov and www.sigmadesigns.com/IR. The Proxy Statement and any other relevant documents filed with the SEC contain (or will contain) important information, and shareholders should carefully read the Proxy Statement, the accompanying WHITE proxy card (as amended) and other materials filed with the SEC when they become available before making any voting decision.

Additional Information:

Since July 26, 2012, representatives of Sigma Designs and Potomac Capital Partners have been in discussions to settle the issue of board representation by having two Potomac nominees and two incumbent directors elected to the Board, with these four directors agreeing to appoint a fifth independent director.  Although no assurances can be given that a settlement will be reached, the parties’ discussions of a proposed settlement are continuing.

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